Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902 Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES SECOND QUARTER EARNINGS AND CONFIRMS FULL YEAR EARNINGS OUTLOOK
Highlights

● Net income per share of $0.28
● Record adjusted net income per share of $0.55
● Metal container volumes increased approximately 6 percent
● Announced metal container footprint optimization plan
● Announced redemption of all outstanding 5 1/2% Senior Notes

STAMFORD, CT, July 24, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported second quarter 2019 net income of $31.0 million, or $0.28 per diluted share, as compared to second quarter 2018 net income of $55.3 million, or $0.50 per diluted share.

“We reported record adjusted net income per diluted share of $0.55, an increase of approximately six percent over our record second quarter last year,” said Tony Allott, Chairman and CEO.  “The increase in adjusted net income per diluted share was due in large part to volume increases of approximately six percent in the metal container business primarily as a result of higher volumes to a seasonal customer that had been destocking inventory in the prior year period as well as continued growth in pet food volumes.  Our

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SILGAN HOLDINGS
July 24, 2019

closures and plastic container businesses performed well versus the prior year quarter despite lower pension income and the impact of unfavorable foreign currency translation. In addition, in our ongoing effort to optimize our long-term cost structure, we announced the shutdown of two metal container manufacturing facilities in the U.S. and the withdrawal from the Central States Pension Fund,” continued Mr. Allott.  “We are pleased with our results through the first half of the year and are confirming our full year 2019 earnings estimate of adjusted net income per diluted share in the range of $2.10 to $2.20, which includes the unfavorable non-cash pension headwind of approximately $0.13 per diluted share,” concluded Mr. Allott.

On June 4, 2019, the Company announced a footprint optimization plan for its metal container business, which includes the closing of two metal container manufacturing facilities during the fourth quarter of 2019. As a result, the Company recognized pre-tax rationalization charges of $2.5 million during the second quarter of 2019.  These facility closings, in conjunction with the prior ratification of a new labor agreement at another metal container manufacturing facility, will result in the complete withdrawal from the Central States Pension Fund.  In the second quarter of 2019, the Company recorded a pre-tax rationalization charge of $36.2 million to recognize the present value of the estimated withdrawal liability.

Adjusted net income per diluted share was $0.55 for the second quarter of 2019, after adjustments increasing net income per diluted share by $0.27.  Adjusted net income per diluted share was $0.52 for the second quarter of 2018, after adjustments increasing net income per diluted share by $0.02. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the second quarter of 2019 were $1.09 billion, an increase of $34.1 million, or 3.2 percent, as compared to $1.06 billion in 2018.  This increase was the result of higher net

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SILGAN HOLDINGS
July 24, 2019

sales in the metal container business, partially offset by a decrease in net sales in the closures and plastic container businesses.

Income before interest and income taxes for the second quarter of 2019 was $68.6 million, a decrease of $35.5 million as compared to $104.1 million for the second quarter of 2018, and margins decreased to 6.3 percent from 9.8 percent for the same periods.  The decrease in income before interest and income taxes was primarily the result of rationalization charges of $39.3 million in the second quarter of 2019, a $38.8 million increase over prior year second quarter rationalization charges of $0.5 million.  In addition, each of the businesses was unfavorably impacted by the non-cash reduction in pension income in the current year quarter.

Interest and other debt expense before loss on early extinguishment of debt for the second quarter of 2019 was $28.4 million, a decrease of $1.5 million as compared to the second quarter of 2018.  This decrease was primarily due to lower average outstanding borrowings as a result of the repayment of debt at the end of 2018.   Loss on early extinguishment of debt of $2.5 million in the second quarter of 2018 was the result of the redemption of all remaining outstanding 5% Senior Notes due 2020 in April 2018 and the amendment to the senior secured credit facility in May 2018.

The effective tax rates were 23.0 percent and 22.8 percent for the second quarters of 2019 and 2018, respectively.  The effective tax rate in the second quarter of 2019 was favorably impacted by the resolution of a prior year tax audit. The effective tax rate in the second quarter of 2018 benefitted from the timing of certain state tax rate changes.

Metal Containers

Net sales of the metal container business were $575.6 million for the second quarter of 2019, an increase of $50.7 million, or 9.7 percent, as compared to $524.9 million in the second quarter of 2018.  This increase was primarily the result of the pass through of higher raw material and other manufacturing costs and higher unit volumes of approximately six percent, partially offset by the impact of unfavorable foreign currency translation.  Unit

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SILGAN HOLDINGS
July 24, 2019

volumes increased primarily as a result of higher volumes for a seasonal customer that had been destocking inventory in the prior year period as well as continued growth in pet food volumes.

Segment income of the metal container business in the second quarter of 2019 decreased $34.2 million to $14.0 million as compared to $48.2 million in the second quarter of 2018, and segment income margin decreased to 2.4 percent from 9.2 percent over the same periods.  The decrease in segment income and segment income margin was principally due to rationalization charges of $39.0 million in the current year period primarily as a result of the recently announced footprint optimization for the metal container business and the withdrawal from the Central States Pension Fund and lower pension income.  These decreases were partially offset by higher unit volumes and strong operating performance.  Rationalization charges for the second quarter of 2018 were $0.3 million.

Closures

Net sales of the closures business were $363.4 million in the second quarter of 2019, a decrease of $15.4 million, or 4.1 percent, as compared to $378.8 million in the second quarter of 2018.  This decrease was primarily the result of the impact of unfavorable foreign currency translation and a less favorable mix of products sold.  Unit volumes in the second quarter of 2019 increased slightly as compared to the prior year quarter, with higher volume demand in the U.S. beverage markets largely offset by lower unit volumes in international markets primarily attributable to weather challenges.

Segment income of the closures business for the second quarter of 2019 decreased $0.8 million to $46.9 million as compared to $47.7 million in the second quarter of 2018, while segment income margin increased to 12.9 percent from 12.6 percent in the second quarter of 2018.  The decrease in segment income was primarily due to the impact of unfavorable foreign currency translation, lower pension income and a less favorable mix of products sold, partially offset by strong operating performance.

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SILGAN HOLDINGS
July 24, 2019

Plastic Containers

Net sales of the plastic container business were $154.2 million in the second quarter of 2019, a decrease of $1.2 million, or 0.8 percent, as compared to $155.4 million in the second quarter of 2018.  This decrease was principally due to the pass through of lower raw material costs and the impact of unfavorable foreign currency translation, partially offset by higher volumes of approximately one percent.

Segment income of the plastic container business for the second quarter of 2019 was $13.4 million, an increase of $0.2 million as compared to $13.2 million in the second quarter of 2018, and segment income margin increased to 8.7 percent from 8.5 percent over the same periods.  The increase in segment income was primarily attributable to higher volumes, partially offset by lower pension income.

Six Months

Net income for the first six months of 2019 was $77.7 million, or $0.70 per diluted share, as compared to net income of $101.1 million, or $0.91 per diluted share, for the first six months of 2018.  Adjusted net income per diluted share for the first six months of 2019 was $1.02, an increase of 8.5 percent as compared to $0.94 in the prior year period, after adjustments increasing net income per diluted share by $0.32 for the first six months of 2019 and by $0.03 for the first six months of 2018.

Net sales for the first six months of 2019 increased $48.9 million, or 2.4 percent, to $2.12 billion as compared to $2.07 billion for the first six months of 2018.  This increase was primarily a result of the pass through of higher raw material costs across all businesses and higher volumes in the metal and plastic container businesses, partially offset by the impact of unfavorable foreign currency translation and slightly lower unit volumes in the closures business.

Income before interest and income taxes for the first six months of 2019 was $155.3 million, a decrease of $41.0 million from the same period in 2018, and margins decreased to 7.3 percent from 9.5 percent for the same periods.  The decrease in income before interest and
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SILGAN HOLDINGS
July 24, 2019

income taxes and margins was primarily due to $44.2 million of higher rationalization charges in the first six months of 2019 as compared to the same period in 2018.  Income before interest and income taxes was also negatively impacted by lower pension income across all businesses, unfavorable foreign currency translation and slightly lower unit volumes in the closures business. These decreases were partially offset by strong operating performance in all businesses, a larger seasonal inventory build in the metal container business in the current year period as compared to the same period in 2018, the favorable impact from the lagged pass through of lower resin costs in the closures business and higher volumes in the metal and plastic container businesses.

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2019 was $55.5 million, a decrease of $4.9 million as compared to the same period in 2018.  This decrease was primarily due to lower average outstanding borrowings. Loss on early extinguishment of debt of $2.5 million in 2018 was the result of the redemption of all remaining outstanding 5% Senior Notes in April 2018 and the amendment to the senior secured credit facility in May 2018.

The effective tax rate for the first six months of 2019 was 22.2 percent as compared to 24.2 percent for the first six months of 2018. The effective tax rate in 2019 was favorably impacted by the timing of certain tax deductions and the resolution of a prior year tax audit.

Outlook for 2019

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2019 in the range of $2.10 to $2.20, which includes an unfavorable non-cash pension impact of approximately $0.13 per diluted share resulting from significant market declines in investment values at the end of 2018 that negatively impacted the assets held in the Company’s pension plans.  This estimate compares to record adjusted net income per diluted share for the full year of 2018 of $2.08.  Adjusted net income per diluted share excludes rationalization charges and loss on early extinguishment of debt.
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SILGAN HOLDINGS
July 24, 2019

The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2019 in the range of $0.73 to $0.78, which includes an unfavorable non-cash pension impact of approximately $0.03 per diluted share. This estimate compares to record adjusted net income per diluted share of $0.76 in the third quarter of 2018.  Adjusted net income per diluted share excludes rationalization charges and loss on early extinguishment of debt.  Given the uncertainties around timing of the fruit and vegetable harvest in the U.S. and Europe, the results of the back half of the year could shift between the third and fourth quarters.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2019 at 11:00 a.m. eastern time on July 24, 2019. The toll free number for those in the U.S. and Canada is (800) 289-0571, and the number for international callers is (323) 794-2093.  For those unable to listen to the live call, a taped rebroadcast will be available through August 7, 2019.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code for the rebroadcast is 5897102.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation
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SILGAN HOLDINGS
July 24, 2019

Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2018 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and six months ended June 30,
 (Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2019	2018	2019	2018

Net sales	$1,093.2	$1,059.1	$2,120.3	$2,071.4

Cost of goods sold	909.7	885.8	1,770.8	1,738.1

Gross profit	183.5	173.3	349.5	333.3

Selling, general and administrative expenses	80.1	78.3	157.8	155.0

Rationalization charges	39.3	0.5	45.4	1.2

Other pension and postretirement income	(4.5)	(9.6)	(9.0)	(19.2)

Income before interest and income taxes	68.6	104.1	155.3	196.3

Interest and other debt expense before
loss on early extinguishment of debt	28.4	29.9	55.5	60.4

Loss on early extinguishment of debt	-	2.5	-	2.5

Interest and other debt expense	28.4	32.4	55.5	62.9

Income before income taxes	40.2	71.7	99.8	133.4

Provision for income taxes	9.2	16.4	22.1	32.3

Net income	$31.0	$55.3	$77.7	$101.1

Earnings per share:
Basic net income per share	$0.28	$0.50	$0.70	$0.91
Diluted net income per share	$0.28	$0.50	$0.70	$0.91

Cash dividends per common share	$0.11	$0.10	$0.22	$0.20

Weighted average shares (000’s):
Basic	111,185	110,645	110,945	110,566
Diluted	111,502	111,574	111,545	111,564

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2019	2018	2019	2018
Net sales:
Metal containers	$575.6	$524.9	$1,082.7	$1,010.8
Closures	363.4	378.8	719.5	749.1
Plastic containers	154.2	155.4	318.1	311.5
Consolidated	$1,093.2	$1,059.1	$2,120.3	$2,071.4

Segment income:
Metal containers (a)	$14.0	$48.2	$52.9	$85.3
Closures (b)	46.9	47.7	87.1	96.0
Plastic containers (c)	13.4	13.2	25.5	24.2
Corporate	(5.7)	(5.0)	(10.2)	(9.2)
Consolidated	$68.6	$104.1	$155.3	$196.3

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2019	2018	2018
Assets:
Cash and cash equivalents	$111.3	$181.2	$72.8
Trade accounts receivable, net	666.7	648.5	511.3
Inventories	822.6	833.7	634.8
Other current assets	59.2	63.4	71.2
Property, plant and equipment, net	1,523.9	1,480.4	1,517.5
Other assets, net	1,927.5	1,852.5	1,771.7
Total assets	$5,111.2	$5,059.7	$4,579.3

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$810.4	$765.0	$908.9
Current and long-term debt	2,711.0	2,962.7	2,304.6
Other liabilities	659.9	494.0	484.5
Stockholders’ equity	929.9	838.0	881.3
Total liabilities and stockholders’ equity	$5,111.2	$5,059.7	$4,579.3

(a)
Includes rationalization charges of $39.0 million and $0.3 million for the three months ended June 30, 2019 and 2018, respectively, and $39.3 million and $0.8 million for the six months ended June 30, 2019 and 2018, respectively.

(b)	Includes rationalization charges of $0.2 million and $5.9 million for the three and six months ended June 30, 2019, respectively.
(c)
Includes rationalization charges of $0.1 million and $0.2 million for the three months ended June 30, 2019 and 2018, respectively, and $0.2 million and $0.4 million for the six months ended June 30, 2019 and 2018, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
 (Dollars in millions)

	2019	2018

Cash flows provided by (used in) operating activities:
Net income	$77.7	$101.1
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	104.1	97.9
Rationalization charges	45.4	1.2
Loss on early extinguishment of debt	-	2.5
Other changes that provided (used) cash:
Trade accounts receivable, net	(155.2)	(135.0)
Inventories	(187.8)	(176.2)
Trade accounts payable and other changes, net	(13.3)	15.6
Net cash used in operating activities	(129.1)	(92.9)

Cash flows provided by (used in) investing activities:
Capital expenditures	(116.2)	(91.3)
Other investing activities	0.6	0.5
Net cash used in investing activities	(115.6)	(90.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(26.4)	(22.4)
Changes in outstanding checks – principally vendors	(83.7)	(87.8)
Net borrowings and other financing activities	392.6	425.7
Net cash provided by financing activities	282.5	315.5

Effect of exchange rate changes on cash and cash equivalents	0.7	(4.1)

Cash and cash equivalents:
Net increase	38.5	127.7
Balance at beginning of year	72.8	53.5
Balance at end of period	$111.3	$181.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2019	2018	2019	2018

Net income per diluted share as reported	$0.28	$0.50	$0.70	$0.91

Adjustments:
Rationalization charges	0.27	-	0.32	0.01
Loss on early extinguishment of debt	-	0.02	-	0.02
Adjusted net income per diluted share	$0.55	$0.52	$1.02	$0.94

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Third Quarter			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2019	High 2019	2018	Low 2019	High 2019	2018

Net income per diluted share as estimated
for 2019 and as reported for 2018	$0.70	$0.75	$0.76	$1.73	$1.83	$2.01

Adjustments:
Rationalization charges	0.02	0.02	-	0.36	0.36	0.05
Loss on early extinguishment of debt	0.01	0.01	-	0.01	0.01	0.02
Adjusted net income per diluted share
as estimated for 2019 and presented for 2018	$0.73	$0.78	$0.76	$2.10	$2.20	$2.08

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.